                             EMPLOYMENT AGREEMENT
                             --------------------


     This EMPLOYMENT AGREEMENT is made as of the 11th day of September, 1995, by and between PHAR-MOR, INC., a Pennsylvania Corporation (the "Corporation"), and ROBERT M. HAFT ("R.M. Haft").

     WHEREAS, the Corporation desires to employ R.M. Haft, and R.M. Haft desires to be employed by the Corporation, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

     1.00.     Position, Term and Duties.
               -------------------------

     1.10. The Corporation hereby employs R.M. Haft, and R.M. Haft hereby accepts employment, as the Chairman of the Board and Chief Executive Officer of the Corporation for a term that shall continue until June 30, 1998, which term shall be automatically extended for an additional year as of July 1 of each year, commencing July 1, 1996, unless either party shall have previously notified the other in writing prior to July 1 of such year that the term of this Employment Agreement shall not be further extended (the "Term"); it is the intent of the parties that this Employment Agreement shall have a rolling term of three (3) years. To illustrate, if neither party has notified the other in writing before July 1, 1996 that the term of this Employment Agreement shall not be further extended, as of such date the term of this Employment Agreement shall continue until June 30, 1999; however, if either party has so notified the other before July 1, 1996 that the term of this Employment Agreement shall not be further extended, the term of this Employment Agreement shall expire on June 30, 1998. As used herein, "term of this Employment Agreement" shall include all extensions.

     1.20. R.M. Haft will render such services to the Corporation as are customarily rendered by the Chairman of the Board and Chief Executive Officer of the Corporation, and R.M. Haft shall be deemed to satisfy such obligations so long as he continues to hold such titles (it being understood that a termination of R.M. Haft from either position "Without Cause" will be a default by the Corporation under this Employment Agreement). In furtherance and not in limitation of the foregoing, R.M. Haft shall have the authority and power for the supervision, hiring and termination of the Corporation's senior management. R.M. Haft may render such services from such offices and locations as he deems appropriate and desirable, and in no event shall R.M. Haft be required to relocate outside of the Greater Washington, D.C. Metropolitan Area. Nothing in this Employment Agreement shall prohibit R.M. Haft from engaging, directly or indirectly, in any such activities with other companies, ventures or investments in any capacity whatsoever, provided only that such activities or any of them do not unreasonably impede R.M. Haft's performance of his duties for the Corporation; provided, however, that R.M. Haft shall not except an offer to be retained as an employee, director, consultant or agent by, or purchase more than a ten percent (10%) ownership interest in, any entity that derives more than fifty percent (50%) of its revenues from the retail sale of pharmaceuticals and/or health and beauty aids (other than an entity which R.M. Haft or his immediate family currently owns or controls, directly or indirectly, an ownership interest of at least one percent (1%)), without obtaining the prior written consent of the Corporation's Board of Directors. If the Corporation's Board of Directors does not provide its consent within ten (10) days following R.M. Haft's request therefor, then R.M Haft may elect either to (i) terminate this Employment Agreement (which such termination shall be deemed a termination by the Corporation "With Cause", but the Corporation shall not assert any claim or seek to impose any liability upon R.M. Haft or any other party relating to any such offer or purchase), or (ii) not make such purchase or accept such offer, in which case he shall remain in good standing in his positions with the Corporation Pursuant to the terms of this Employment Agreement.

     1.30. To the fullest extent permitted or required by the laws of the state of incorporation of the Corporation, as may apply from time to time, the Corporation shall indemnify and hold harmless (including advance payment of expenses) R.M Haft, in accordance with the terms of such laws, if R.M. Haft is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that R.M. Haft is or was an officer or director of the Corporation or any subsidiary or affiliate of the Corporation, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, which indemnification shall include the protection of the applicable indemnification provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Corporation from time to time in effect. This Section 1.30 shall survive the termination of this Employment Agreement for any reason whatsoever.

     1.40.     If:

               1.41. (i) except as the result of a termination "With Cause" (as defined in Section 5.11), the Corporation changes or diminishes R.M. Haft's titles, duties or responsibilities as set forth in Section 1.10 and
     1.20 above without his consent, (ii) the Corporation removes R.M. Haft

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as Chairman of the Corporation's Board of Directors, or (iii) R.M. Haft is not
elected to serve as a member of the Corporation's Board of Directors (other than due to R.M. Haft's voluntary written decision not to seek such election); or

          1.42. the Corporation requires R.M. Haft to relocate outside of the Greater Washington, D.C. Metropolitan Area; or

          1.43.  the Corporation imposes requirements on R.M. Haft, which are
(i) contrary to or in violation of any law, rule, ordinance or regulation and
(ii) not withdrawn by the Corporation after request by R.M. Haft; or

          1.44. there occurs a breach (including, but not limited to, a failure to make any payment or provide any benefit referred to in this Employment Agreement) by the Corporation of any of its obligations under this Employment Agreement, which breach has not been cured in all material respects within sixty
(60) days; or

          1.45. there occurs a "change in control" (as hereinafter defined) of the Corporation, then, in any such event, R.M. Haft shall have the sole right, exercisable within (90) days after R.M. Haft's receipt of written notice from the Corporation of the occurrence of such event (which such notice shall be immediately provided by the Corporation and shall contain sufficient detail as to the specific facts and circumstances relating to such change in control), to terminate his employment with the Corporation; provided, however, that such termination by reason of any of such event(s) shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by R.M. Haft, but rather shall be conclusively considered a discharge of R.M. Haft by the Corporation "Without Cause". If R.M. Haft does not terminate his employment with the Corporation in writing within such ninety (90) day period, R.M. Haft's continued voluntary employment with the Corporation from and after the expiration of such ninety (90) day period will be deemed to be a waiver of R.M. Haft's right to terminate his employment with the Corporation "without Cause" with respect to, and only with respect to, the occurrence of the specific event which gave rise to his termination right.

          1.46. In furtherance and not in limitation of any of the foregoing, for purposes of this Employment Agreement it shall be considered a termination by the Corporation "without Cause" if the Corporation terminates R.M. Haft as Chairman of the Board or Chief Executive Officer or both for

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     any reason or without any reason whatsoever other than "With Cause" (as defined in Section 5.11 below).

     1.50. The Term "change in control" means the first to occur of the following events:

               1.51. any Person (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or group of commonly controlled Persons (other than a Person or group of Persons owned or controlled directly or indirectly by R.M. Haft or Robert Haft Group/Phar-Mor L.L.C. (provided that R.M. Haft is then a member of such limited liability company)) becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the voting capital stock of the Corporation; or

               1.52. R.M. Haft is involuntarily no longer a member in Robert Haft Group/Phar-Mor L.L.C., a Delaware limited liability company, as the result of a sale or other disposition of his interest (including by virtue of a sale of such interest pursuant to a buy-sell arrangement; provided, however, that if any such sale resulted from R.M. Haft's triggering of any such buy-sell arrangement, then R.M. Haft shall not have the right to treat such sale as a "change in control" under Section 1.40 above); or

               1.53. the Corporation's stockholders approve (a) an agreement to merge, consolidate of otherwise combine with, or otherwise enter into a transaction with, another Person (other than a Person or group of Persons owned or controlled directly or indirectly by R.M. Haft or Robert Haft Group/Phar-Mor. L.L.C.), which will result (whether separately or in connection with a series of related transactions) in a change in ownership of fifty percent (50%) or more of the current voting control of, or beneficial rights to, the voting capital stock of the Corporation, or (b) an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including, without limitation, a plan of liquidation or dissolution) which will result in a change in ownership of fifty percent (50%) or more of either control of the Corporation's assets or its voting capital stock, or (c) of a fundamental alteration in the nature of the Corporation's business; or

               1.54. a change in the Board of Directors of the Corporation occurring with the result that the members of the Board of Directors of the Corporation on the date hereof (the "Incumbent Directors") no longer constitute a majority of such Board of Directors, provided that any person becoming a director whose election or nomination for

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     election is supported by a majority of the Incumbent Directors or by R.M.
     Haft shall be considered an Incumbent Director for purposes hereof.

     2.00.     Compensation and Expenses.
               -------------------------

     2.10. R.M. Haft's "Base Salary" is Nine Hundred Thousand Dollars ($900,000) per annum through the period ended June 30, 1996, which Base Salary
           --- -----
shall be increased as of each July 1 thereafter during the term of this Employment Agreement by eight percent (8%) of the Base Salary rate for the previous fiscal year. The Base Salary shall be payable in accordance with the Corporation's standard payroll practices for its senior executive officers.

     2.20.     The Corporation will pay the following bonuses to R.M. Haft:

               2.21. For each fiscal year during the term of this Employment Agreement commencing with the 1996 fiscal year of the Corporation, or pro rata
                                                                      --- ----
portion thereof, based on the Corporation's target bonus plan, the Corporation's Board of Directors shall authorize an annual bonus target (the "Annual Bonus") of sixty percent (60%) of R.M. Haft's then Base Salary, with a minimum of twenty-one percent (21%) if the "entry level" goal for budgeted operating income is met (subject to pro rata adjustment for performance between the entry level
                   --- ----
goal and targeted goal for receipt of bonuses, with R.M. Haft receiving an Annual Bonus equal to sixty percent (60%) of his then Base Salary if the target goal is met), to be paid to him if during the applicable fiscal year the Corporation's performance meets the target objective(s) in respect of applicable performance goal(s) under and subject to the terms of the Corporation's 1995 Corporate Executive Bonus Plan for 1995 or any successor incentive compensation plan applicable to the Corporation's senior officers thereafter. The Annual Bonus shall be paid within ninety (90) days after the end of the applicable fiscal year. In furtherance and not in limitation of the foregoing, the Corporation covenants and agrees that (a) R.M. Haft shall have the right to participate in any such incentive compensation plan(s) so long as one exists, or is from time to time in existence, (b) regardless of the amount(s), if any, actually set aside by the Corporation under any incentive compensation plan, R.M. Haft shall receive all (and not less than all) of the amount of Annual Bonus payable to him under the foregoing formula, (c) the Corporation will adopt reasonable targets for, and adequately fund, such bonus plan and (d) if the Corporation does not adopt a plan for any subsequent year, then the Corporation's Board of Directors and R.M. Haft shall, in good faith, agree upon a comparable bonus arrangement (using the most recent year for which a plan was in effect as a standard) for R.M. Haft with reasonable targets and funding to provide R.M. Haft with benefits comparable to those described above. R.M. Haft's Annual Bonus for any fiscal year shall not exceed sixty percent (60%) of his then Base Salary.


               2.22. Commencing with the fiscal year ending June 30, 1998, and each third year thereafter during the term of this Employment Agreement, the Corporation will pay (if earned) a performance payment relating to each such three-year period (the "Long-Term Performance Payment") to R.M. Haft in an amount determined in accordance with the formula set forth in
     Schedule 2.22 attached hereto. The computation of any such Long-Term Performance Payment shall include a deduction for one half of any Annual Bonus(es) already paid or payable with respect to such three-year period.

     2.30. Promptly upon submission of an itemized list of expenses reasonably incurred by R.M. Haft for all business-related expenses, including, but not limited to, telephone, equipment or supply usage, entertainment, travel, business and professional associations, miscellaneous items, and other reasonable charges (including charges for office space and support services at locations other than the Corporation's headquarters), the Corporation shall reimburse R.M. Haft for all such expenses.

     2.40. The parties recognize that the Corporation's retail stores, warehouses and headquarters are spread over a large geographical area and are in a number of metropolitan areas. In order to facilitate R.M. Haft's performance of his duties, R.M. Haft will be provided with the use of a vehicle owned or leased by the Corporation and, in addition, the Corporation will provide other convenient, time-efficient and cost-effective transportation for R.M. Haft's business travel requirements commensurate with transportation made available to other chief executive officers (provided that the Corporation shall not be required to purchase an aircraft for such purposes).

     3.00.     Insurance.  During the Term, the Corporation shall pay such
               ---------
amounts to R.M. Haft as may be required to permit R.M. Haft to acquire and maintain a whole life insurance policy or policies in the amount of $3,000,000, or, at R.M. Haft's election, a term policy requiring an equivalent premium, on R.M. Haft's life, issued by a nationally-recognized insurance carrier(s) having the highest or second highest available Best rating; such payment shall be paid in such amounts so that R.M. Haft incurs no net after tax cost in connection therewith.

     4.00.     Additional Compensation; Benefits.
               ---------------------------------

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     4.10      The Corporation has adopted for its employees an incentive and non-qualified stock option plan (the "Stock Option Plan"). Simultaneously with the execution of this Employment Agreement, R.M. Haft shall be granted rights and options ("Options") pursuant to the Stock Option Plan to purchase up to 256,250 shares of the Corporation's common stock (par value $0.01 per share) ("Option Shares") at a purchase price of $8.00 per share (assuming that the Corporation has 12,156,250 shares of capital stock issued and outstanding as of the date of this Employment Agreement), pursuant to that certain Initial Stock Option Agreement attached hereto as Exhibit A. The Options shall vest and become first exercisable as to twenty percent (20%) on the date hereof and an additional twenty percent (20%) on each of the first four (4) anniversaries of the date hereof; provided, however, that such Options shall become fully vested on the earlier of any termination of R.M. Haft's employment "Without Cause" or upon his death or Permanent Disability. The Options may be exercised at any time or from time to time during the period following the date the Options are vested; provided, however, that the Options will only be exercisable for one (1) year following R.M. Haft's death or determination of Permanent Disability and for six (6) months following either R.M. Haft's written voluntary resignation (other than pursuant to Section 1.40 above) or the Corporation's termination of R.M. Haft "With Cause" (or, if such termination is contested in a lawsuit filed within such six (6)-month period, then six (6) months following the entry of a non-appealable judgment by a court of competent jurisdiction upholding the Corporation's termination "With Cause"); and provided further, however, that, following termination of R.M. Haft "Without Cause", the Options will only be exercisable until the later (i) fifty-four (54) months from the date hereof or
(ii) six (6) months from the date of such termination or resignation (or, if such termination is contested in a lawsuit filed within such six (6)-month period, then six (6) months following the entry of final non-appealable judgement by a court of competent jurisdiction finding that R.M. Haft's termination was "Without Cause"). The Options are in addition to any other rights and options which, at the Corporation's sole election and in its sole discretion, may be granted to R.M. Haft under any qualified, nonqualified, incentive, bonus and other stock option plans which may be adopted by the Corporation.

               4.11. The Corporation covenants and agrees that, unless R.M. Haft elects otherwise, the Options shall, to the fullest extent possible under applicable Federal income tax laws and under the Plan, be treated and reported as incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and any remaining Options shall be treated as nonqualified stock options. The Corporation covenants and agrees that, upon written request by R.M. Haft, the Corporation shall loan to R.M. Haft an amount or amounts equal to the exercise price payable for the Option Shares being acquired by R.M. Haft. Such loan or loans shall become due on the earliest of (a) the fifth (5th) anniversary of the date of such loan, (b) within five (5) business days after settlement on R.M. Haft's sale, if any, of the Option Shares acquired in connection therewith and only to the extent of the proceeds therefrom and any remaining balance on such loan(s) (whether principal or interest) after payment of the net proceeds from such sale shall be forgiven and R.M. Haft's liability therefor discharged (provided, however, that, if Option Shares are sold or otherwise disposed of by R.M. Haft in order to satisfy any tax liability associated with the exercise of the Options, such loan(s) shall not, at R.M. Haft's election, become due under this
Section 4.11(b)), (c) within thirty (30) days following the effective date of R.M. Haft's written voluntary resignation (other than a termination pursuant to Section 1.40 above) or termination by the Corporation "With Cause" (or, if later, ten (10) days following the entry of a final non-appealable judgment by a court of competent jurisdiction upholding the Corporation's termination "With Cause") or (d) upon R.M. Haft's actual receipt of the payment described in
Section 5.20(a) below (in which case the Corporation may withhold from such payment the unpaid balance of the loan(s), but only in accordance with Section
5.40 below), and interest shall accrue and be payable semi-annually on the outstanding principal balance at the mid-term applicable Federal rate (as defined under Section 1274(d) of the Code) in effect on the date of such loan or loans.

          4.12. With respect to the Options (and the shares of the Corporation's capital stock to be received upon exercise of the Options), R.M. Haft shall have such rights, benefits and protections, pro rata and in pari
                                                       --- ----        ----
passu and on the same terms and conditions, as are equal to the best rights,
- -----
benefits and protections as have been provided or may in the future be provided to any executive of the Corporation or its subsidiaries (including Anthony Alvarez and/or Alvarez & Marsal, Inc., except as to vesting and duration following a termination of services for the options granted to them as of the effective date of the Corporation's Plan of Reorganization) or to Robert Haft Group/Phar-Mor L.L.C. and its affiliates, regarding their respective options, warrants, stock rights and/or shares of capital stock in the Corporation (collectively or individually, "Equity"), concerning vesting, duration of rights and options (including duration following a termination or resignation), loans by the Corporation in connection with the acquisition of Equity, terms of payment for the acquisition of Equity, registration rights and anti-dilution protection granted with respect to the Equity.

               4.13 In the event of any conflict, inconsistency or ambiguity between the terms and provisions of this Employment Agreement and the terms and provisions of the Stock Option Plan and/or the Initial Stock Option Agreement, the terms and provisions of this Employment Agreement shall govern and control for all purposes and in all respects in order to provide R.M. Haft with the maximum benefit of all of the foregoing.

     4.20. The Corporation shall, at its sole cost and expense, pay for all (and not less than all) of the medical, hospitalization and dental costs and expenses of R.M. Haft and his spouse and children (which may, at the Corporation's sole election, include insurance, supplemental coverage and/or direct payment/reimbursement), and the Corporation shall reimburse R.M. Haft for any net after tax cost incurred by him in connection with any of the foregoing. In addition, the Corporation shall maintain a disability insurance policy which shall pay to R.M. Haft 60% of his Base Salary during any period of disability up to age 70, which insurance shall be in lieu of any disability insurance otherwise provided by the Corporation.

     4.30. R.M. Haft shall participate in all retirement and other benefit plans of the Corporation available from time to time to employees and/or senior executives of the Corporation.

     4.40. To the fullest extent possible under applicable law, the Corporation will waive any and all vesting periods, minimum service periods and waiting periods, if any, that may otherwise apply to R.M. Haft under any insurance, benefit or pension plan established for the benefit of the Corporation's employees.

     4.50. R.M. Haft shall be entitled to such periods of vacation and sick leave allowance each year as provided under the Corporation's vacation and sick leave policy for senior executive officers.

     5.00.     Termination.
               -----------

     5.10. R.M. Haft's employment under this Agreement, and the term hereof, may be terminated by the Corporation:

               (a) immediately "With Cause" (as defined below) at any time by action of the Corporation's Board of Directors; or

               (b) immediately "Without Cause" at any time by action of the Corporation's Board of Directors.

               5.11. For purposes hereof, "With Cause" shall mean:

               (a)  the conviction of R.M. Haft for a criminal felony;

               (b) The commission by R.M. Haft of an act of moral turpitude involving the Corporation;
               (c) The voluntary written resignation of R.M. Haft as a director, officer or employee of the Corporation (including a termination pursuant to Section 1.20(i) above);
               (d)  The death of R.M. Haft; or
               (e)  The "Permanent Disability" of R.M. Haft.

               5.12. For purposes hereof, "Permanent Disability" shall mean R.M. Haft's inability for more than two hundred seventy (270) consecutive days to perform substantially all of his services under Section 1.20 above, as determined by a procedure initiated by the Corporation's Board of Directors in writing (with sufficient detail as to the Corporation's basis for asserting that R.M. Haft has a Permanent Disability) after expiration of such two hundred seventy (270) day period, whereby, if R.M. Haft contests such assertion, the Corporation and R.M. Haft shall each select a medical doctor who renders a written determination and, if such doctors disagree as to their respective determinations, they shall jointly select a third medical doctor whose determination shall be binding.

     5.20. If R.M. Haft's employment is terminated "Without Cause" (which term "Without Cause" shall mean any termination by the Corporation other than "With Cause", as well as any termination pursuant to Section 1.40 above), R.M. Haft shall be entitled to receive (a) a lump sum cash payment within one hundred twenty (120) days of termination equal to (i) the present value (assuming a five percent (5%) discount rate) of the total sum of what would have been his Base Salary payments under Section 2.10 for each year in the remainder of the Term plus (ii) the maximum Annual Bonus payable for each year in the remainder of the
- ----
Term, (b) the Long-Term Performance Payment otherwise payable for the remainder of the Term in accordance with Section 2.22 above and (c) any and all other compensation, benefits, stock options (granted under this Employment Agreement or any other plan or arrangement of the Corporation) and health benefits accruing under this Employment Agreement for each year in the remainder of the Term.

               5.21. If there occurs (a) a sale or other disposition of all of the Corporation's assets or (b) a transaction or series of transactions which result in the transfer of ownership of fifty percent (50%) or more of the current voting control of, or beneficial rights to the voting capital stock of the Corporation, and R.M. Haft elects to treat either of such events as a termination by the Corporation "Without Cause" pursuant to
     Section 1.40 above, then the Long-Term Performance Payment payable pursuant to Subsection 5.20(b) above shall be calculated as of the date of any such sale, other disposition or transaction and paid as soon as practicable but no later than ninety (90) days thereafter.

     5.30 If R.M. Haft's employment is terminated "With Cause", the Corporation shall not have any other or further obligations to R.M. Haft under this Agreement (except as provided in Section 4.10 and except as to that portion of any unpaid salary and other compensation and benefits accured and earned under this Employment Agreement as of the date of such termination or death). Any Options that, as of the effective date of a termination With Cause, have not become exercisable pursuant to Schedule 4.10 shall expire.

     5.40 R.M. Haft's rights under Sections 5.20 and 5.30 are absolute and shall survive any termination of this Employment Agreement, and R.M. Haft shall have no duty to seek substitute employment or otherwise to mitigate any loss and all amounts and benefits payable under such Sections shall be paid to R.M. Haft without offset or reduction (regardless of any claims that the Corporation may possess) and even if R.M. Haft obtains substitute employment. The Corporation shall not garnish, offset or otherwise withhold for the benefit of any third party (other than withholding imposed by any governmental authority) any amounts payable to R.M. Haft under this Agreement unless compelled to do so by judicial order; provided, however, that the Corporation may withhold from any payment under Section 5.20(a) above an amount equal to the then outstanding balance (plus accrued interest thereon) under any loan(s) made to R.M. Haft pursuant to
Section 4.11 above, but only if the Corporation has actually paid to R.M. Haft any remaining balance of such Section 5.20(a) payment.

     5.50 R.M. Haft may at any time voluntarily resign by tendering his written resignation to the Corporation's Board of Directors.

     6.00  Tax Adjustment Payments. If all or any portion of the amount payable
           -----------------------
to R.M. Haft under this Employment Agreement (together with all other payments of cash or property, whether pursuant to this Employment Agreement or otherwise, including, without limitation, the issuance of Options or Option Shares or the granting, exercise or termination of options therefor) constitutes "excess parachute payments" within the meaning of Section 280G of the Code, as amended that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased to the extent necessary to place R.M. Haft in the same after-tax position as he would have been in had no such tax assessment been imposed on any such payment paid or payable to R.M. Haft under this Employment Agreement or any other payment that R.M. Haft may receive in connection therewith. The determination of the amount of any such tax or assessment and the incremental payment required hereby in connection therewith shall be made by the accounting firm employed by R.M. Haft within thirty (30) calender days after such payment and said incremental payment shall be made within thirty
(30) business days after determination has been made. If, after the date upon which the payment required by this Section 6.00 has been made, it is determined (pursuant to final regulations or published ruling of the Internal Revenue Service, final judgement of a court of competent jurisdiction, Internal Revenue Service audit assessment, or otherwise) that the amount of excise or other similar taxes or assessments payable by R.M. Haft is greater than the amount initially so determined, then the Corporation shall pay R.M. Haft an amount equal to the sum of: (1) such additional excise or other taxes, plus (ii) any
                                                                ----
interest fines and penalties resulting from such underpayment, plus (iii) an
                                                               ----
amount necessary to reimburse R.M. Haft for any income, excise or other tax assessment payable by R.M. Haft with respect to the amounts specified in (i) and
(ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Section 6.00. Payment thereof shall be made within ten
(10) business days after the date upon which such subsequent determination is made. The Corporation may review R.M. Haft's calculation of any payments made pursuant to this Section 6.00 and object to the calculation, and R.M. Haft shall refund to the Corporation any overpayments resulting from an incorrect or estimated calculation.

     7.00.     Miscellaneous.
               -------------

     7.10. The provisions of this Employment Agreement are severable and if any one or more provisions may be determined by a court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

     7.20. During the Term, the corporation shall maintain customary directors' and officers' liability insurance if such insurance is available to corporation at reasonable costs.

     7.30. This Agreement embodies the entire agreement of the parties with respect to R.M. Haft's employment and supersedes any other prior oral or written agreements, arrangements or understanding between the R.M. Haft and the corporation. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

     7.40. All notices and other communications required or permitted under this Employment Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the Untied States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by overnight Express delivery service, as follows:


          If to the Corporation or the Board:

               Phar-Mor, Inc.
               20 Federal Plaza West
               Youngstown, Ohio 44501
               Attn:  Chief Financial Officer

          With a duplicate notice to the same address, attention:
General Counsel.

               If to R.M. Haft:

               Robert M. Haft
               2346 Massachusetts Avenue, N.W.
               Washington, D.C. 20008

               With a copy to:

               Tucker, Flyer & Lewis, a professional corporation
               1615 L Street, N.W.
               Suite 400
               Washington, D.C. 20036
               Attn:  Michael A. Schlesinger, Esquire

Notice given by hand, Express Mail, Federal Express or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

     7.50. The parties acknowledge and agree that they are each familiar with and desire their relationship to be governed by familiar with and desire relationship to be governed by the laws of the State of Delaware. Accordingly, this Employment Agreement shall be construed under and governed by the laws of the State of Delaware and the parties hereto irrevocably consent (and waive any objection) to the jurisdiction and venue of the State of Delaware courts and/or the United States District for the District of Delaware for any action arising under this Employment Agreement.

     7.60 The Employment Agreement is personal in nature and shall not be assignable in whole or in part by either party without the consent of the other.

     7.70 This Employment Agreement shall inure to the benefit and bind the successors and (subject to Section 7.60 above) assigns of the parties. In particular, the provisions of Section 3.00 applicable to R.M. Haft shall inure to the benefit and bind any assignee (including donee and legatee) of the policy or policies from R.M. Haft.

     7.80 Captions to the paragraphs and subparagraphs of this Employment Agreement are solely for the convenience of the parties, are not a part of this Employment Agreement, and shall not be used for the interpretation of any of the provisions of his Employment Agreement.

     IN WITNESS WHEREOF, the undersigned parties have executed this Employment Agreement as of the date first above written.

                                             PHAR-MOR, INC.

Attest:

/s/John R. Ficarro                           By:/s/M. David Schwartz
- ---------------------------                     ------------------------------
John R. Ficarro, Secretary                      M. David Schwartz, President



                                                    /s/Robert M. Haft
______________________                          -------------------------
   Witness                                           Robert M. Haft


______________________
   Witness

                                SCHEDULE  2.22
                                --------------

     Commencing with the fiscal year ending June 30, 1998, and each third year thereafter during the term of the Employment Agreement, the Corporation will pay to R.M. Haft relating to each such three-year period in accordance with the following formula (the "Long-Term Performance Payment"):

               The Long-Term Performance Payment (if any) shall be (x) three percent (3%) of any excess of (i) the aggregate market value of the Corporation's publicly-traded common stock based on the average closing price for the thirty (30)-day period ending on the last day of the subject period (less
                                                               ----
          the sum of (a) the proceeds from the exercise during such period of any options or warrants plus (b) any cash or
                                            ----
          property consideration actually received by the Corporation during such period from the issuance of any shares of its common stock) over (ii) the aggregate market value of the Corporation's publicly-traded common stock based on the average closing price for the thirty (30)-day period ending on the last day of the immediately prior subject period (provided that for the first day of the period ending on June 30, 1998 such average closing price shall be deemed to be $8.00 per share), less (y) one-half of the Annual Bonus
                               ----
          paid or payable to R.M. Haft, if any, for each of the three fiscal years comprising such period (but not in any event less than zero).

     The Long-Term Performance Payment shall be paid to R.M. Haft as expeditiously as possible after the close of each such third fiscal year, but in any event not later than ninety (90) days following the close of each such third fiscal year.